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                                                                    EXHIBIT 11.1

                               ATHENA MEDICAL CORPORATION

                             (dba AFEM Medical Corporation)

                           CALCULATION OF NET LOSS PER SHARE
                     FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                         1996          1995
                                                     ------------  ------------
Actual weighted average shares outstanding for the
    period                                              9,183,085     8,102,632

Dilutive common stock options and warrants using the
    treasury stock method                                      --            --
                                                     ------------  ------------

Total shares used in per share calculations             9,183,085     8,012,632
                                                     ------------  ------------
                                                     ------------  ------------
NET LOSS                                              $(4,333,114)  $(4,196,109)

NET LOSS PER SHARES (1)                                     $(.47)        $(.52)
                                                     ------------  ------------
                                                     ------------  ------------

(1) Fully diluted earnings per share is not disclosed on the statement of operations for all periods presented, since it is not more than 3% different from primary earnings per share.